Exhibit 14.2

Code of Ethics for Principal Executive
and Senior Financial Officers

INTRODUCTION

This Code of Ethics for Principal Executive and Senior Financial Officers (the “Code”) sets forth legal and ethical standards of conduct for the principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions (together, the “Principal Financial Officers”) of Pazoo, Inc. (the “Company”).   It is endeavored to evolve a “Governance Code” based on the principles of Good Corporate Governance and best management practices being followed globally besides complying with the needs of law of land.  The purpose of the code is to deter wrongdoing and promote ethical conduct.  Although Pazoo believes that its existing policies are adequate to promote honest and ethical conduct generally, Pazoo nonetheless believes that it is appropriate to have a separate Code which provides specific guidance to the Company’s Principal Financial Officers in the performance of their duties particularly with respect to (1) full and accurate financial disclosure of material information concerning the Company in compliance with applicable laws, rules and regulations, and (2) maintaining the Company’s books and records in accordance with applicable accounting policies and generally accepted accounting principles.  The Code is based on the following fundamental principles:

●	Lay solid foundations for management.

●	Structure the Board to add value.

●	Promote ethical and responsible decision-making;

●	Safeguard integrity in financial reporting.

●	Make timely and balanced disclosures.

●	Recognize and manage business risks.

●	Respect the rights of the shareholders.

●	Encourage enhanced performance.

●	Remunerate fairly and responsibly.

●	Recognize the legitimate interest of the stakeholders.

●	Legal and Statutory compliances in letter and spirit.

Nothing in this code, in any Company policies and procedures, or in other related communications (Verbal or Written), creates or implies an employment contract or term of employment.

APPLICABILITY

This code is applicable to the following persons of the Company referred as Principal Financial Officers:

1.	Chairman

2.	Board of Directors

3.	President

4.	Chief Financial Officer

5.	All the officers of the company

6.	Company Secretary(s) and

7.	Designated Employees

As ethical business conduct is critical to business, Principal Financial Officers are expected to read and understand this code, uphold these standards in day-to-day activities, and comply with:

●	all applicable laws;

●	rules and regulations;

●	the code of conduct; and

●	all applicable policies and procedures adopted by the Company that govern the conduct of its employees.

HONEST AND ETHICAL CONDUCT

The Company expects all officers to act in accordance with the highest standards of personal and professional integrity, honesty and ethical conduct, while working on the Company’s premises, at offsite locations where the Company’s business is being conducted, at Company sponsored business and social events, or at any other places where officers are representing the Company.

The Company considers honest conduct to be conduct that is free from fraud or deception.  Ethical conduct to be conduct that is confirming to the accepted professional standards of conduct and includes the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

CONFLICTS OF INTEREST

The Principal Financial Officers duty to the Company demands that he or she avoids and discloses actual and apparent conflicts of interests.  A conflict of interest exists where the interest of benefits of one person or entity conflict with the interests or benefits of the Company.  For example, Principal Financial Officers must not:

●
perform services as a consultant, employee, officer, director, advisor or in any other capacity, or permit any close relative to perform services as an officer or director, for a significant customer, significant supplier or direct competitor of the Company, other than at the request of the Company;

●
have, or permit any close relative to have, a financial interest in a significant supplier or significant customer of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company or less than five percent (5%) of the outstanding shares of a privately-held company;

●
have, or permit any close relative to have, a financial interest in a direct competitor of the Company, other than an investment representing less than one percent (1%) of the outstanding shares of a publicly-held company;

●	supervise, review or influence the job evaluation or compensation of a member of his or her immediate family; or

●	engage in any other activity or have any other interest that the Board of Directors of the Company determines to constitute a conflict of interest.

A “close relative” means a spouse, dependent child or any other person living in the same home with the Principal Financial Officer. “Immediate family” means a close relative and a parent, sibling, child, mother- or father-in-law, son- or daughter-in-law or brother- or sister-in-law. A “significant customer” is a customer that has made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, payments to the Company for property or services in excess of one percent (1%), or $500,000, whichever is greater, of (i) the Company’s consolidated gross revenues for its last full fiscal year or (ii) the customer’s consolidated gross revenues for its last full fiscal year. A “significant supplier” is a supplier to which the Company has made during the Company’s last full fiscal year, or proposes to make during the Company’s current fiscal year, payments for property or services in excess of one percent (1%), or $500,000, whichever is greater, of (i) the Company’s consolidated gross revenues for its last full fiscal year or (ii) the supplier’s consolidated gross revenues for its last full fiscal year.

The Principal Financial Officers should be scrupulous in avoiding ‘conflicts of interest’ with the Company.  In case there is likely to be a conflict of interest, he/she should make full disclosure of all facts and circumstances thereof to the Board of Directors or any Committee/Officer nominated for this purpose by the Board and a prior written approval should be obtained.

If an employee or an officer fails to make a disclosure as required herein, and the management of its own accord becomes aware of an instance of conflict of interest that ought to have been disclosed by the employee or the officer, the management would take a serious view of the matter and consider suitable disciplinary action against the employee or the officer.

COMPLIANCE WITH GOVERNMENT LAWS, RULES AND REGULATIONS

The Principal Financial Officers of the Company shall, in his or her business conduct, comply with all applicable laws and regulations, both in letter and in spirit, in all the territories in which he or she operates.  Officers must acquire appropriate knowledge of the legal requirements relating to their duties sufficient to enable them to recognize potential dangers and to know when to seek advice from higher authorities / outside experts.  Violations of applicable governmental laws, rules and regulations may subject them to individual criminal or civil liability, as well as to disciplinary action by the Company.  Such individual violations may also subject the Company to civil or criminal liability or the loss of business.

CONFIDENTIALITY

The Principal Financial Officers shall maintain the confidentiality of confidential information of the Company or that of any customer, supplier or business associate of the Company to which Company has a duty to maintain confidentiality, except when disclosure is authorized or legally mandated.  The confidential information includes all non-public information (including private, proprietary, and other) that might be of use to competitors or harmful to the Company or its associates.  The use of confidential information for his/her own advantage or profit is also prohibited.

FAIR DEALINGS

The Principal Financial Officers should deal fairly with customers, suppliers, competitors, and employees of group companies.  They should not take unfair advantage of anyone through manipulation, concealment, abuse of confidential, proprietary or trade secret information, misrepresentation of material facts, or any other unfair dealing-practices.  Inappropriate use of proprietary information, misusing trade secret information that was obtained without the Company or the Board consent, or inducing such disclosures by past or present employees of other companies is prohibited.  An Officer must perform his or her duties in good faith, acting honestly, free from the intention to defraud

PROTECTION AND PROPER USE OF COMPANY’S ASSETS

All Principal Financial Officers should protect Company’s assets and property and ensure its efficient use.  Theft, carelessness, and waste of the Company’s assets and property have a direct impact on the Company’s profitability.  Company’s assets should be used only for legitimate business purposes.  Inappropriate use of proprietary information, misusing trade secret information that was obtained without the Company of the Board consent, or inducing such disclosures by past or present employees of other companies is prohibited.  An Officer must perform his or her duties in good faith, acting honestly, free from the intention to defraud.

GIFTS AND GRATUITIES

The use of Company funds or assets for gifts, gratuities or other favors to employees or government officials is prohibited, except to the extent such gifts are in compliance with applicable law, insignificant in amount and not given in consideration or expectation of any action by the recipient.

Principal Financial Officers must not accept, or permit any member of their immediate families to accept, any gifts, gratuities or other favors from any customer, supplier or other person doing or seeking to do business with the Company, other than items of insignificant value. Any gifts that are not of insignificant value should be returned immediately and reported to the Board of Directors. If immediate return is not practical, they should be given to the Company for charitable disposition or such other disposition as the Company, in its sole discretion, believes appropriate.

Common sense and moderation should prevail in business entertainment engaged in on behalf of the Company. Principal Financial Officers should provide, or accept, business entertainment to or from anyone doing business with the Company only if the entertainment is infrequent, modest and intended to serve legitimate business goals.

Bribes and kickbacks are criminal acts, strictly prohibited by law. Principal Financial Officers must not offer, give, solicit or receive any form of bribe or kickback anywhere in the world.

COMPLIANCE WITH CODE OF CONDUCT

If any Principal Financial Officer knows of or suspects of a violation of applicable laws, rules or regulations or this Code, he/she must immediately report the same to the Board of Directors or any designated person/committee thereof.  Such person should as far as possible provide the details of suspected violations with all known particulars relating to the issue.  The Company recognizes that resolving such problems or concerns will advance the overall interests of the Company that will help to safeguard the Company’s assets, financial integrity and reputation.

Violations of this Code will result in disciplinary action, which may even include termination of the services.  The Company’s Board or any Committee/person designated by the Board for this purpose shall determine appropriate action in response to violations of this Code.

CORPOATE OPPORTUNITIES

The Principal Financial Officers shall not exploit for their own personal gain, opportunities that are discovered through the use of Company Property, information or position, unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and if the Board declines to pursue such opportunity, they are expressly prohibited from competing directly with the business of the Company or with any business that the Company is considering.

SECURITIES TRANSACTIONS AND CONFIDENTIAL INFORMATION

The Principal Financial Officers of the Company and his or her immediate family shall not derive any benefit or assist others to derive any benefit from the access to and possession of information about the Company or the group, which is not in the public domain and thus constitutes insider information.

The Principal Financial Officers of the Company shall not use or proliferate information which is not available to the investing public and which therefore constitutes insider information for making or giving advice on investment decisions on the securities of the respective company (ies) on which such insider information has been obtained.

Such insider information might include the following:

●	Periodical financial results of the Company;

●	Acquisition and divestiture of businesses or business units;

●	Financial information such as profits, earnings and dividends;

●	Announcement of new product introductions or developments;

●	Asset revaluations;

●	Investment decisions/plans;

●	Restructuring plans;

●	Major supply and delivery agreements;

●	Raising finances;

●	Issue of new securities and buy back of its own shares;

●	Expansion / new projects;

●	Disposal of whole or substantial part of the Undertaking; and

●	Amalgamation, merger or takeover.

ACCURACY OF BOOKS AND RECORDS AND PUBLIC REPORTS

Principal Financial Officers must honestly and accurately report all business transactions. They are responsible for the accuracy of their records and reports. Accurate information is essential to the Company’s ability to meet legal and regulatory obligations.

All Company books, records and accounts shall be maintained in accordance with all applicable regulations and standards and accurately reflect the true nature of the transactions they record. The financial statements of the Company shall conform to generally accepted accounting rules and the Company’s accounting policies. No undisclosed or unrecorded account or fund shall be established for any purpose. No false or misleading entries shall be made in the Company’s books or records for any reason, and no disbursement of corporate funds or other corporate property shall be made without adequate supporting documentation.

It is the policy of the Company to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, the Securities and Exchange Commission and in other public communications.

DEALINGS WITH INDEPENDENT AUDITORS

No Principal Financial Officer shall, directly or indirectly, make or cause to be made a materially false or misleading statement to an accountant in connection with (or omit to state, or cause another person to omit to state, any material fact necessary in order to make statements made, in light of the circumstances under which such statements were made, not misleading to, an accountant in connection with) any audit, review or examination of the Company’s financial statements or the preparation or filing of any document or report with the SEC. No Principal Financial Officer shall, directly or indirectly, take any action to coerce, manipulate, mislead or fraudulently influence any independent public or certified public accountant engaged in the performance of an audit or review of the Company’s financial statements.

INTERPRETATION OF CODE

Any question or interpretation under this Code of Ethics for Principal Executive and Senior Financial Officers will be handled by the Board or any person / committee authorized by the Board of the Company.  The Board of Directors or any designated person / committee has the authority to waive compliance with this Code for any Principal Financial Officers of the Company.  The person seeking waiver of this Code shall make full disclosure of the particular circumstances to the Board of the designated person / committee.

WAIVERS AND AMENDMENTS OF THE CODE

The Company is committed to continuously reviewing and updating the policies and procedures.  Therefore, this Code is subject to modification.  Any amendment or waiver of any provision of this Code must be approved in writing by the Company’s Board of Directors of the Company and promptly disclosed on the Company’s website and in applicable regulatory filings pursuant to applicable laws of stock exchange regulation together with details about the nature of such amendment or waiver.

DISSEMINATION AND AMENDMENT

This Code shall be distributed to each new Principal Financial Officer of the Company upon commencement of his or her employment and shall also be distributed annually with each Principal Financial Officer certifying that he or she has received, read and understood the Code and has complied with its terms.

The Board of Directors reserves the right to amend, alter or terminate this Code at any time for any reason.

This document is not an employment contract between the Company and any of its Principal Financial Officers.

As adopted by the Board of Directors of Pazoo, Inc. on
January 1, 2011

ACKNOWLEDGEMENT OF RECEIPT OF COMPANY’S CODE OF ETHICS FOR PRINCIPAL EXECUTIVE AND SENIOR FINANCIAL OFFICERS

I have received and read the Company’s Code of Ethics for Principal Executive and Senior Financial Officers (“the Code”).  I understand the standards and policies contained in the Code and understand that there may be additional policies or laws specific to my job.  I agree to comply with the Code.

If I have questions concerning the meaning or application of the Code, any Company policies, or the legal and regulatory requirements applicable to my job, I know I can consult legal advice and that my questions or reports to these sources will be maintained in confidence.
________________________________
Name of the Principal Financial Officer

________________________________
Signature

________________________________
Date: 1st January 2011